EXHIBIT 10.47

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made as of August 29, 2025 and amends and restates the Employment Agreement (the “Prior Agreement”) dated March 7, 2023, by and between Carisma Therapeutics Inc., a Delaware corporation (the “Company”), and Steven Kelly (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Executive has been employed by the Company pursuant to the Prior Agreement;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated June 22, 2025, among the Company, Azalea Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Ocugen, Inc. (“Ocugen”), a Delaware corporation, and OrthoCellix, Inc. (“OrthoCellix”), a Delaware corporation and wholly-owned subsidiary of Ocugen, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into OrthoCellix (the “Merger”), with OrthoCellix continuing as a wholly owned subsidiary of the Company and the surviving company of the Merger;

WHEREAS, upon closing of the Merger, the Company will change its name to “OrthoCellix, Inc.”;

WHEREAS, the Parties desire to amend and restate the Prior Agreement as set forth in this Agreement, which is contingent upon and will be effective upon closing of the Merger (the “Effective Date”), whereby the Executive will be employed as President and Chief Executive Officer of the Company on the terms contained in this Agreement; and

WHEREAS, the Executive has agreed to accept such continued employment with the Company following the Merger on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree to the following terms, which shall govern the Executive’s employment from and after the Effective Date:

1. Agreement. This Agreement shall be effective as of the Effective Date. If there is no closing of the Merger, this Agreement shall be void and of no force or effect, and the Prior Agreement shall remain in full force and effect. The Executive’s employment on the terms contained in this Agreement shall commence on the Effective Date and shall continue until such employment relationship is terminated in accordance with Section 7 hereof (the “Term of Employment”).

2. Position. During the Term of Employment, the Executive shall serve as the President and Chief Executive Officer of the Company and shall serve on the Company’s board of directors (the “Board”), subject to his reelection thereto from time to time by the Company’s stockholders, working out of the Company’s office in Pennsylvania, and travelling as reasonably required by the Executive’s job duties.

3. Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as President and Chief Executive Officer. The Executive shall report to the Board. The Executive agrees to devote the Executive’s full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of the Executive’s duties and responsibilities as an employee of the Company and not to engage in any other business activities (whether as an employee, consultant, board member, advisor or in any other capacity) without prior approval from the Company, except (a) as set forth on Schedule 1 attached hereto and (b) the Executive may engage in charitable or civic activities and/or serve as an executor, trustee, or other similar fiduciary capacity, provided, however, that in no event may any activity be undertaken or continued if it would (i) be in violation of any provision of this Agreement or other agreement between the Executive and the Company, (ii) interfere with the performance of the Executive’s duties for the Company, or (iii) present a conflict of interest with the Company’s business interests. As an employee of the Company, the Executive will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of the Executive’s employment, provided, however, that nothing in the foregoing shall alter any rights the Executive may have as set forth in Section 8 below. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

4. Compensation. As full compensation for all services rendered by the Executive to the Company and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:

(a) Base Salary. During the Term of Employment, the Executive shall receive a base salary, effective as of the Effective Date, at the annualized rate of $624,000 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed on an annual or more frequent basis by the Board and is subject to change in the discretion of the Board.

(b) Annual Discretionary Bonus. During the Term of Employment, the Executive will be eligible to receive an annual discretionary performance bonus with a target amount equal to 55% of the Executive’s Base Salary (the “Target Bonus”). The amount of any bonus, if any, shall be determined by the Board in its sole discretion, based on the Board’s assessment of the Executive’s performance and the Company’s attainment of targeted goals to be set by the Board in its sole discretion. Following the close of each calendar year, the Board will determine whether the Executive has earned a performance bonus, and the amount of any performance bonus, based on the set criteria. No amount of the performance bonus is guaranteed, and the Executive must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive for the Executive to remain employed by the Company. The Executive’s Target Bonus eligibility will be reviewed on an annual or more frequent basis by the Board and is subject to change in the discretion of the Board.

(c) Equity Award. On or as soon as practicable following the Effective Date (the “Grant Date”), subject to the approval of the Board of Directors of the Company, the Company will grant the Executive a stock option (the “Initial Award”) to purchase a number of shares equal to 4.0% of the Fully Diluted Shares (as defined below) of the Company as of the closing of the Merger. The exercise price per share will be equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on the Grant Date. The Initial Award will vest in three equal annual installments beginning on the first anniversary of the Grant Date and ending on the third anniversary of the Grant Date, subject in each case to the Executive’s continued service to the Company through the applicable vesting date. The Initial Award is expected to be granted pursuant to the OrthoCellix, Inc. 2025 Stock Option and Incentive Plan and will be an incentive stock option to the maximum extent permitted by applicable federal tax laws. Other than the Initial Award, the Executive will be eligible to receive additional equity awards, if any, at such times and on such terms and conditions as the Board shall, in its sole discretion, determine. “Fully Diluted Shares” shall mean the outstanding shares of the Company (assuming conversion or exercise of all then-outstanding convertible securities and any unissued pool under the Company’s equity incentive plans).

(d) Paid Time Off. The Executive will be eligible for a maximum of twenty-five (25) days of paid time off (“PTO”) per calendar year to be taken at such times as may be approved by the Company. The number of PTO days for which the Executive is eligible shall accrue at the rate of 2.083 days per month that the Executive is employed during such calendar year. Any unused PTO time will be forfeited at the end of each calendar year.

(e) Benefits. Subject to eligibility requirements and the Company’s polices, the Executive shall have the right, on the same basis as other similarly-situated employees of the Company, to participate in, and to receive benefits under, all employee health, disability, insurance, fringe, welfare benefit and retirement plans, arrangements, practices and programs the Company provides to its senior executives in accordance with the terms thereof as in effect from time to time. The Company reserves the right to modify, amend and/or terminate any and all of its benefits plans at is discretion.

(f) Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5. Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.

6. Restrictive Covenants Agreements. The Executive hereby acknowledges that each of the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement that the Executive previously executed in connection with the Executive’s employment with CTx Operations, Inc. (together, the “Restrictive Covenant Agreements”) remain in full force and effect, with the terms thereof hereby deemed incorporated herein; provided, however, that the references therein to “Company” shall be deemed hereinafter to mean the Company, as well as the Carisma Sub. The Executive further acknowledges that the Executive’s employment with the Company is conditioned on the Executive’s continued compliance with the Restrictive Covenant Agreements.

7. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a) Upon the death of the Executive or at the election of the Company due to the Executive’s “Disability”. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty-six (26) weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b) At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean:

(i)the Executive’s engagement in any conduct that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the business interests or reputation of the Company (for avoidance of doubt, “conduct” in this subsection does not mean poor performance or failure to meet Company objectives);

(ii)any breach by the Executive of the Restrictive Covenant Agreements;

(iii)the Executive’s willful and repeated failure to perform in any material respect, the Executive’s duties to the Company under this Agreement;

(iv)the Executive’s fraud or embezzlement, or the Executive’s willful misconduct with respect to the Company;

(v)the Executive’s material breach of this Agreement; or

(vi)the Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor relating to the Company, any crime involving dishonesty or moral turpitude, or any felony;

provided however, that with respect to subsections (i), (ii) (iii) and (v) hereof, the Executive was given thirty (30) calendar days’ written notice of such conduct, breach, or deficiencies and an opportunity to cure such conduct, breach or deficiencies but the Executive failed to do so within such period (provided that the Executive is eligible for no more than two “cure” opportunities during the Executive’s employment).

(c) At the election of the Executive, with or without “Good Reason” (as defined below), upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean the occurrence (without the Executive’s prior written consent), of any of the following events:

(i)a material reduction in the Executive’s authority, duties, or responsibilities or a material reduction in the authority, duties or responsibilities of the person to whom the Executive reports;

(ii)the relocation of the principal place at which the Executive provides services to the Company by at least fifty (50) miles and to a location such that the Executive’s daily commuting distance is increased; or

(iii)a material reduction of the Executive’s Base Salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(iv)a material breach by the Company of its obligations under this letter Agreement.

No termination will be treated as a termination by the Executive for Good Reason unless (x) the Executive has given written notice to the Company of the Executive’s intention to terminate the Executive’s employment for Good Reason, describing the grounds for such action, no later than ninety (90) days after the first occurrence of such circumstances, (y) the Executive has provided the Company with at least thirty (30) days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, the Executive ends the Executive’s employment within thirty (30) calendar days following the cure period in (y).

8. Effect of Termination.

(a) All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or a termination by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason or a termination by the Company for Cause or due to the Executive’s death or Disability), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof, (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”)), and (iv) any accrued but unused vacation time through the date of termination, to be paid in accordance with Company policy and applicable law (the payments described in this sentence, the “Accrued Obligations”).

(b) Termination by the Company Without Cause or by the Executive With Good Reason More Than Three Months Prior to or More Than Twelve Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason more than three (3) months prior to, or more than twelve (12) months following, a Change in Control (as defined below), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 8(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary for a period of twelve (12) months; (ii) pay to the Executive, in a single lump sum on the Payment Date (as defined below) an amount equal to one hundred percent (100%) of the Executive’s Target Bonus for the year in which termination occurs, prorated based on a fraction, the numerator of which is the number of days during the calendar year in which the Executive’s termination date occurs that the Executive remained employed by the Company and the denominator of which is 365 (such amount, the “Pro Rata Bonus”); and (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for twelve (12) months following the Executive’s termination date or until the Executive becomes eligible for coverage under another employer’s group health plan or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”).

(c) Termination by the Company Without Cause or by the Executive With Good Reason Within Three Months Prior to or Twelve Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason within the period that begins three (3) months prior to and ends twelve (12) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 8(d), the Company shall: (i) pay to the Executive, in a single lump sum on the Payment Date, an amount equal to the sum of (x) eighteen (18) months of the Executive’s Base Salary, and (y) one hundred fifty percent (150%) of the Executive’s Target Bonus for the year in which termination occurs or, if higher, the Executive’s Target Bonus immediately prior to the Change in Control, (ii) pay to the Executive, in a single lump sum on the Payment Date, the Pro Rata Bonus which Pro Rata Bonus, shall, for the avoidance of doubt, be determined by reference to the Executive’s Target Bonus for the year in which termination occurs, or, if higher, the Executive’s Target Bonus immediately prior to the Change in Control, (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for eighteen (18) months following the Executive’s termination date or until the Executive becomes eligible for coverage under another employer’s group health plan or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (iv) provide that the vesting of the Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all such then-unvested time-based equity awards shall vest and become fully exercisable or non-forfeitable as of the later of the date of the Change in Control and the Executive’s termination date (collectively, the “Change in Control Severance Benefits”).

(d) Release. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a separation and release of claims agreement in substantially the form attached hereto as Exhibit B (the “Release”), which Release must become irrevocable within sixty (60) days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Release becomes effective, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, are paid or commence pursuant to this sentence, the “Payment Date”). The Executive must continue to comply with all post-employment obligations under law or in any agreement between the Executive and the Company, including the Restrictive Covenant Agreements, any similar agreement with the Company and as set forth in the Release in order to be eligible to receive or continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable. For the avoidance of doubt, if the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason prior to a Change in Control, (i) any then-outstanding and unvested time-based equity awards held by the Executive shall remain outstanding (but any vesting shall be suspended) for up to (but no longer than) three (3) months following the date of termination so that, if it is later determined that such termination occurred during the three (3)-month period prior to the closing of a Change in Control and the Executive is entitled to Change in Control acceleration and/or Change in Control Severance Benefits rather than Severance Benefits, the vesting of such awards may be accelerated, in accordance with Section 8(c), immediately prior to the closing of the Change in Control and (ii) any Change in Control Severance Benefits shall be reduced by any Severance Benefits previously paid to the Executive, if it is later determined that the termination occurred during the three (3)- month period prior to the closing of a Change in Control and that the Executive is entitled to Change in Control Severance Benefits rather than Severance Benefits.

(e) Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company. The foregoing notwithstanding, the Executive acknowledges and agrees that the Merger shall not constitute a Change in Control.

(f) Resignation from other Positions. If, as of the date that the Executive’s employment terminates for any reason, the Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or hold any other offices or positions with the Company (or any entity affiliated with the Company), the Executive shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date the Executive’s employment terminates. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

9. Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent (or purports to prevent) the Executive from carrying out the Executive’s responsibilities for the Company, or which are in any way inconsistent with any of the terms of this Agreement.

10. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file

To Company, following the Effective Date:

OrthoCellix, Inc.

11 Great Valley Parkway

Malvern PA 19355

Attn: Michael Shine

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 10.

11. Applicable Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Company and the Executive each consent to the exclusive jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

13. At-Will Employment. This Agreement shall not be construed as an agreement, either expressed or implied, to employ the Executive for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both the Executive and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although the Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of the Executive’s employment may only be changed by a written agreement signed by the Executive and a duly authorized representative of the Company, which written agreement expressly states the intention to modify the at-will nature of the Executive’s employment, provided, however, that nothing in the foregoing shall alter any rights the Executive may have as set forth in Section 8 above. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay the Executive any compensation or grant the Executive any benefit beyond the end of the Executive’s employment with the Company, except as explicitly set forth in Section 8 above.

14. Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

15. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

16. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

17. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. Except where the context requires otherwise, references in this Agreement to the “Board” shall include any authorized committee thereof.

18. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

19. Modified Section 280G Cutback. Notwithstanding any other provision of this Agreement, except as set forth in Section 19(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a) The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 19, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 19(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) one hundred percent (100%) of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the

Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 19(b) shall be referred to as a “Section 19(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 19 the following terms shall have the following respective meanings:

(i)“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 19(d). Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 19(b) Override is applicable. Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 19(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 19, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that the Executive agrees with the

Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration as provided in Section 11 of this Agreement. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute.

The provisions of this Section 19 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive may receive Contingent Compensation Payments.

20. Entire Agreement. Except as expressly provided in the Merger Agreement, any other agreements to which the Executive is or will be party in connection with the Merger and Section 1 hereof, this Agreement constitutes the entire agreement between the Parties and supersedes and replaces all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement; provided, however, and for the avoidance of doubt, nothing herein shall be deemed to supersede the Restrictive Covenant Agreements, which remain in full force and effect as set forth in Section 6 above.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

Carisma Therapeutics, Inc.

By:	/s/ Sanford Zweifach

Name:	Sanford Zweifach

Title:	Chair of the Board of Directors

EXECUTIVE:

/s/ Steven Kelly

Steven Kelly

SCHEDULE 1

Service as a non-employee member on the board of directors of Artelo Biosciences, Inc. in a non-operating capacity.

EXHIBIT A

Payments Subject to Section 409A

1.Subject to this Exhibit A, any severance payments or benefits that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments or benefits, if any, to be provided to the Executive under the Agreement, as applicable:

(a)It is intended that each installment of the severance payments or benefits provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments or benefits shall be made on the dates and terms set forth in the letter agreement.

(c)If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)

Each installment of the severance payments or benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)

Each installment of the severance payments or benefits due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six (6)-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six (6)-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments or benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

[Remainder of page intentionally left blank.]

EXHIBIT B1

Sample Separation and Release Agreement

[Insert Date]

[Insert Name]

Dear [Insert Name]:

In connection with the termination of your employment with OrthoCellix, Inc.(formerly named Carisma Therapeutics Inc.) (the “Company”) on [Separation Date], you are eligible to receive [Severance Benefits] [Change in Control Severance Benefits] as described in Section 8 of the employment agreement executed between you and the Company dated                    (the “Employment Agreement”) if you sign and return this letter agreement to me by [Return Date – [7]/[21]/[45] days from date of receipt of this letter agreement] [and it becomes binding between you and the Company]. By signing and returning this letter agreement [and not revoking your acceptance], you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least [seven/twenty-one (21)/forty-five (45)]2 days to do so. [If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.]

Although your receipt of the [Severance Benefits] [Change in Control Severance Benefits] is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you do so:

●	As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.
●	You will receive payment for your final wages and any unused vacation time accrued through the Separation Date.
●	You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to applicable “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

1 Note: The Company may revise this release agreement in its sole discretion to reflect changes in law, additional statutes or claims, benefits, or employee’s circumstances, so that the Company receives the benefit of the most complete release of claims that is legally permissible (without releasing employee’s right to receive the Severance Benefits), and the Company may also change the timing, if required to obtain such release. This footnote and the other footnotes herein are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution.

2 Consideration period depends upon circumstances of separation.

●	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 9 below. Further, you remain subject to any and all continuing confidentiality, non-competition and/or non-solicitation obligations that you may have pursuant to any previous agreement with the Company, including, as may be applicable and without limitation, the Employment Agreement and the Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreements”) referenced therein.
●	You must return to the Company no later than the Separation Date all Company property.

If you elect to timely sign and return this letter agreement, comply with all of your obligations hereunder, and do not revoke your acceptance in writing within the Revocation Period, the following numbered paragraphs set forth the terms and conditions that will also apply:

1.

Severance Benefits The Company will provide you with the [as may be applicable [Severance Benefits] or [Change in Control Severance Benefits]] set forth in Section 8 of the Employment Agreement (the [“Severance Benefits”] [“Change in Control Severance Benefits”]), subject to and in accordance with the terms and conditions thereof.

2.

Release – In consideration of the [Severance Benefits] [Change in Control Severance Benefits], which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., [the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,] the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Pennsylvania Human Relations Act, 43 Pa. Stat. § 951 et seq., the Pennsylvania Equal Pay

Law, 43 Pa. Stat. § 336.1 et seq., the Pennsylvania Wage Payment and Collection Law, 43 Pa. Stat. § 251 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Stat. § 1421 et seq., all as amended; [Insert any other applicable federal, state and local citations at the time of termination;] all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or relating to the Employment Agreement); all claims to any ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement: (i) prevents you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprives you of any accrued benefits to which you have acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement, any health care continuation to the extent required by applicable law or any agreement, or any right to severance benefits or any other benefits due to you upon termination of employment that you may have under the Employment Agreement; or (iii) deprives you of any rights you may have to be indemnified by the Company as provided in any agreement between the Company and you, or pursuant to the Company’s Certificate of Incorporation or by-laws (recognizing that such indemnification is not guaranteed by this letter agreement and shall be governed by the instrument, if any, providing for such indemnification).

3.

Continuing Obligations – You acknowledge and reaffirm your confidentiality and nondisclosure obligations discussed above, as well as any and all confidentiality, non-competition, nonsolicitation obligations and/or assignment of inventions set forth in any previous agreement you may have with the Company (including without limitation the Employment Agreement and the Restrictive Covenants Agreements referenced therein), which survive your separation from employment with the Company.

4.

Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

5.	Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. Your full cooperation hereunder shall include, but not be limited to, making yourself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into your possession. The term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide truthful information within your knowledge and possession upon request of the Company. The Company will reimburse you for all reasonable and documented out-of-pocket expenses that you incur at the Company’s request to comply with this paragraph. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

6.

Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.

Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

8.

Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

9.

Scope of Disclosure Restrictions – Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.

Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.

Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.	Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
13.

Acknowledgments – You acknowledge that you have been given at least [seven (7) / twenty-one (21) / forty-five (45)] days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. [You understand that you may revoke this letter agreement during the Revocation Period by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of the Revocation Period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.]

14.

[Eligibility for Severance Program – Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.]

15.

Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.

Applicable Law – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Pennsylvania, or if appropriate, a federal court located in the Commonwealth of Pennsylvania (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof. You hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

17.

Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.

18.

Tax Acknowledgement – In connection with the [Severance Benefits] [Change in Control Severance Benefits], the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such [Severance Benefits] [Change in Control Severance Benefits] under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of the [Severance Benefits] [Change in Control Severance Benefits].

[Signature Page Follows]

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By:
[Name]
[Title]

I hereby agree to the terms and conditions set forth above. [I have been given at least [twenty-one (21) / forty-five (45)] days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance during the Revocation Period.]

[Insert Name]

Date

To be returned in a timely manner as set forth on the first page of this letter agreement, but not to be signed before the close of business on your last day of employment.3

3 Note: All footnotes will be removed from the final execution version of this agreement.